Exhibit 99.1

Michael Kors Holdings Limited Announces Second Quarter Fiscal 2014 Results

Second Quarter Total Revenue Increased 38.9%; Comparable Store Sales Increased 22.9%

Second Quarter Reported Diluted EPS Increased 44.9% to $0.71

Hong Kong — November 5, 2013 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for its fiscal 2014 second quarter ended September 28, 2013.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Our strong financial results in the second quarter underscore Michael Kors’ expanding brand awareness and global presence. Comparable stores sales increased 23%, representing our 30th consecutive quarter of growth. The outstanding revenue performance was driven by strong acceptance of the fashion luxury products created by Michael Kors and our design teams, as well as the exceptional jet-set in-store experience that we offer to customers in our retail stores and in-store shops. Overall, we continue to see great demand for Michael Kors as a global luxury lifestyle brand.”

For the second quarter ended September 28, 2013:

•	Total revenue increased 38.9% to $740.3 million from $532.9 million in the second quarter of fiscal 2013.

•	Retail net sales increased 46.8% to $355.6 million driven by a 22.9% increase in comparable store sales and 83 net new store openings since the end of the second quarter of fiscal 2013. Wholesale net sales increased 29.9% to $351.9 million and licensing revenue increased 65.4% to $32.9 million.

•	Gross profit increased 42.4% to $449.9 million, and as a percentage of total revenue increased to 60.8% compared to 59.3% in the second quarter of fiscal 2013.

•	Income from operations was $221.5 million, or 29.9% as a percentage of total revenue, as compared to $157.9 million, or 29.6% as a percentage of total revenue, for the second quarter of fiscal 2013.

•	Net income was $145.8 million, or $0.71 per diluted share, based on 205.2 million weighted average diluted shares outstanding. Net income for the second quarter of fiscal 2013 was $97.8 million, or $0.49 per diluted share, based on 200.2 million weighted average diluted shares outstanding.

•	At September 28, 2013, the Company operated 352 retail stores, including concessions, compared to 269 retail stores, including concessions, at the end of the same prior-year period. The Company had 125 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 477 Michael Kors stores worldwide at the end of the second quarter of fiscal 2014.

Mr. Idol continued, “We continue to see strong performance across our retail, wholesale and licensing segments both in our North American and international markets. Sales in North America grew 31% and comparable store sales increased 21%, driven by strength across our accessories and watch offerings and strong consumer response to our jet-set in-store experience. In addition, we remain pleased with the performance of our North America wholesale segment with strong growth driven by our accessories and footwear categories as well as the continued sales lift from shop-in-shop conversions in department stores. In Europe, sales grew 101% in the second quarter, as brand awareness continued to drive comparable store sales growth of 45%. Finally, in our licensing segment, revenue increased 65%, driven primarily by the strength in watches and eyewear. In summary, we believe that we are uniquely positioned within the growing global luxury market and we remain excited about the long-term potential of the Michael Kors brand.”

For the first six months ended September 28, 2013:

•	Total revenue for the first six months increased 45.7% to $1,381.2 million from $947.8 million in the same period of fiscal 2013.

•	Retail net sales increased 49.0% to $681.2 million. Comparable store sales increased 25.0%. Wholesale net sales increased 41.8% to $642.4 million and licensing revenue increased 53.8% to $57.5 million.

•	Gross profit for the first six months increased 49.4% to $847.1 million, and as a percentage of total revenue increased to 61.3% as compared to 59.8% in the same period of fiscal 2013.

•	Income from operations for the first six months was $419.0 million and as a percentage of total revenue was 30.3%. For the same period of fiscal 2013, income from operations was $269.9 million, or 28.5% as a percentage of total revenue.

•	Net income for the first six months was $270.8 million, or $1.32 per diluted share, based on 205.5 million weighted average diluted shares outstanding. Net income for the same period of fiscal 2013 was $166.5 million, or $0.83 per diluted share, based on 199.8 million weighted average diluted shares outstanding.

Outlook

For the third quarter of fiscal 2014, the Company expects total revenue to be in the range of $845 million to $855 million. This assumes a comparable store sales increase in the range of 15% to 20%. Diluted earnings per share are expected to be in the range of $0.83 to $0.85 for the third quarter of fiscal 2014. This assumes 205.5 million weighted average diluted shares outstanding and a 35.5% tax rate.

For fiscal 2014, the Company now expects total revenue to be in the range of $2.9 billion to $3.0 billion. This assumes a comparable store sales increase of approximately 20%. Diluted earnings per share are now expected to be in the range of $2.77 to $2.81 for fiscal 2014. This assumes 205.2 million weighted average diluted shares outstanding and a tax rate of approximately 35.5%.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, November 5, 2013 at 8:00 a.m. EDT. A replay of the call will be available today at 11:00 a.m. EDT; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 1011766. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013 (File No. 001-35368), filed on May 29, 2013 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

ICR, Inc.

Jean Fontana/Megan Crudele

646-277-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

203-682-8224

alecia.pulman@icrinc.com

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net sales	$707,444	$513,065	$1,323,692	$910,435
Licensing revenue	32,859	19,870	57,470	37,365

Total revenue	740,303	532,935	1,381,162	947,800
Cost of goods sold	290,428	217,035	534,016	380,900

Gross profit	449,875	315,900	847,146	566,900
Total operating expenses	228,415	157,972	428,124	297,029

Income from operations	221,460	157,928	419,022	269,871
Interest expense, net	130	555	300	990
Foreign currency loss (gain)	18	(275)	276	(650)

Income before provision for income taxes	221,312	157,648	418,446	269,531
Provision for income taxes	75,504	59,820	147,642	103,058

Net income	$145,808	$97,828	$270,804	$166,473

Weighted average ordinary shares outstanding:
Basic	202,560,870	194,323,935	202,686,313	193,557,194
Diluted	205,154,692	200,192,291	205,547,191	199,791,708

Net income per ordinary share:
Basic	$0.72	$0.50	$1.34	$0.86
Diluted	$0.71	$0.49	$1.32	$0.83

Statements of Comprehensive Income:
Net income	$145,808	$97,828	$270,804	$166,473
Foreign currency translation adjustments	6,331	4,744	4,973	1,466
Net realized and unrealized losses on derivatives	(2,592)	—	(3,213)	—

Comprehensive Income	$149,547	$102,572	$272,564	$167,939

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 28,	March 30,	September 29,
	2013	2013	2012
Assets
Current assets
Cash and cash equivalents	$618,841	$472,511	$312,244
Receivables, net	228,850	206,454	185,700
Inventories	404,194	266,894	278,368
Deferred tax assets	9,381	8,480	11,833
Prepaid expenses and other current assets	84,675	34,850	99,163

Total current assets	1,345,941	989,189	887,308
Property and equipment, net	284,580	242,113	194,114
Intangible assets, net	36,316	20,980	13,533
Goodwill	14,005	14,005	14,005
Deferred tax assets	7,777	4,389	3,158
Other assets	19,155	18,889	7,366

Total assets	$1,707,774	$1,289,565	$1,119,484

Liabilities and Shareholders’ Equity
Current liabilities
Revolving line of credit	$—	$—	$11,616
Accounts payable	119,420	82,977	87,410
Accrued payroll and payroll related expenses	36,746	38,642	141,981
Accrued income taxes	7,588	9,074	3,801
Accrued expenses and other current liabilities	54,444	33,555	32,281

Total current liabilities	218,198	164,248	277,089
Deferred rent	69,976	56,986	49,583
Deferred tax liabilities	19,010	13,163	8,872
Other long-term liabilities	14,293	7,922	5,962

Total liabilities	321,477	242,319	341,506
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 203,846,931 shares issued and outstanding at September 28, 2013, 201,454,408 shares issued and outstanding at March 30, 2013 and 199,746,220 shares issued and outstanding at September 29, 2012	—	—	—
Additional paid-in capital	490,941	424,454	382,123
Accumulated other comprehensive loss	(1,701)	(3,461)	731
Retained earnings	897,057	626,253	395,124

Total shareholders’ equity	1,386,297	1,047,246	777,978

Total liabilities and shareholders’ equity	$1,707,774	$1,289,565	$1,119,484

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Revenue by Region:
North America (U.S. and Canada)	$618,277	$471,424	$1,169,831	$848,573
Europe	114,049	56,651	195,528	90,038
Other Regions	7,977	4,860	15,803	9,189

Total Revenue:	$740,303	$532,935	$1,381,162	$947,800

Revenue by Segment:
Net sales: Retail	$355,573	$242,280	$681,245	$457,284
Wholesale	351,871	270,785	642,447	453,151
Licensing	32,859	19,870	57,470	37,365

Total Revenue:	$740,303	$532,935	$1,381,162	$947,800

Income from Operations:
Retail	$103,133	$68,436	$206,247	$128,315
Wholesale	98,531	77,399	179,577	118,117
Licensing	19,796	12,093	33,198	23,439

Total Income from Operations	$221,460	$157,928	$419,022	$269,871